UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT No. 333-186356

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT No. 333-172974

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT No. 333-171466

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT No. 333-135452

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT No. 333-85206

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT No. 333-31664

UNDER THE SECURITIES ACT OF 1933

NORTHEAST BANCORP

(Exact Name of Registrant as Specified in Its Charter)

Maine	01-0425066
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

500 Canal Street

Lewiston, Maine 04240

(207) 786-3245

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Northeast Bancorp Amended and Restated 2010 Stock Option and Incentive Plan

Northeast Bancorp 2010 Stock Option and Incentive Plan

Northeast Bancorp 401(K) Savings and Retirement Plan

Northeast Bancorp 1992 Stock Option Plan

Northeast Bancorp 1999 Stock Option Plan

Northeast Bancorp 2001 Stock Option Plan

(Full title of the plan)

Richard Wayne

President and Chief Executive Officer

Northeast Bancorp

500 Canal Street

Lewiston, Maine 04240 (207) 786-3245

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Matthew Dyckman, Esq.

Goodwin Procter LLP

901 New York Avenue NW

Washington, DC 20001 (202) 346-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☒

Non-Accelerated Filer ☐	Smaller Reporting Company ☒

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”), filed by Northeast Bancorp, a Maine corporation (the “Company”), remove from registration all shares of common stock of the Company (the “Shares”) registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”), pertaining to the registration of the Shares offered under certain employee benefit and equity plans and agreements.

Registration No.	Date Filed with SEC	Name of Equity Plan or Agreement	Shares
333-186356	January 31, 2013	Northeast Bancorp Amended And Restated 2010 Stock Option And Incentive Plan	600,000 shares of Voting Common Stock, par value $1.00 per share
333-172974	March 21, 2011	Northeast Bancorp 1992 Stock Option Plan Northeast Bancorp 1999 Stock Option Plan	10,500 shares of Voting Common Stock, par value $1.00 per share
333-171466	December 29, 2010	Northeast Bancorp 2010 Stock Option And Incentive Plan	810,054 shares of Voting Common Stock, par value $1.00 per share 810,054 Non- Voting Common Stock, par value $1.00 per share
333-135452	June 29, 2006	Northeast Bancorp 401(K) Savings and Retirement Plan	20,000 shares of Voting Common Stock, par value $1.00 per share
333-85206	March 29, 2002	Northeast Bancorp 2001 Stock Option Plan	150,000 shares of Voting Common Stock, par value $1.00 per share
333-31664	March 3, 2000	Northeast Bancorp 1999 Stock Option Plan	135,000 shares of Voting Common Stock, par value $1.00 per share

The Agreement and Plan of Merger dated as of January 7, 2019, by and between Northeast Bank, a Maine state-chartered bank (the “Bank”), and the Company, provides for, among other things, the merger of the Company with and into the Bank (the “Merger”), whereupon the separate corporate existence of the Company will cease.

The Merger became effective at 11:59 p.m. on May 15, 2019.  As a result of the Merger, each outstanding share of voting common stock, par value $1.00 per share, of the Company was cancelled and converted into the right to receive one share of voting common stock, par value $1.00 per share, of the Bank. Additionally, each outstanding share of non-voting common stock, par value $1.00 per share, of the Company, was canceled and converted into the right to receive one share of non-voting common stock, par value $1.00 per share, of the Bank.

In connection with the closing of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration by means of post-effective amendments any of the securities that remain unsold at the termination of the offerings, the Company hereby terminates the effectiveness of the Registration Statements and removes from registration the Shares registered but not sold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lewiston, Maine, on the 20th day of May, 2019.

NORTHEAST BANK, as successor by merger to Northeast Bancorp.

By:	/s/ Richard Wayne
Richard Wayne President and Chief Executive Officer (Principal Executive Officer)

* Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.